Valley Forge Fund, Inc.

3741 Worthington Road

Collegeville, PA  19426

April 15, 2015

Cowan, Gunteski & Co., P.A.

730 Hope Road

Tinton Falls, NJ 07724

In connection with your audit of the statement of assets and liabilities, including the schedule of investments, of the Valley Forge Fund (the “Fund”), as of December 31, 2014, and the related statements of operations, changes in net assets, and financial highlights for each of the  two years in the period then ended, for the purpose of expressing an opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, changes in net assets and financial highlights of the Valley Forge Fund in conformity with U.S. generally accepted accounting principles, you were previously provided with a representation letter dated March 6, 2015.  No information has come to our attention that would cause us to believe that any of those previous representations should be modified.

No events have occurred subsequent to December 31, 2014 and through the date of this letter that would require adjustment to or disclosure in the financial statements.

___________________________________________

Donald Peterson

Chief Executive Officer and Chief Financial Officer